Exhibit 99.7

EXECUTION VERSION

SUBSCRIPTION, PURCHASE AND INVESTMENT AGREEMENT

THIS SUBSCRIPTION, PURCHASE AND INVESTMENT AGREEMENT (this “Agreement”) is made as of February 10, 2014, by and among Walker Digital, LLC, a Delaware limited liability company (“Walker Digital”) and each of the Buyers signatory to this Agreement, as identified on the signature pages attached hereto.

WHEREAS, Walker Digital is offering up to 5 million shares (the “Shares”) of the Common Stock of Patent Properties, Inc. (the “Company”) to a limited number of accredited investors in a non-public offering (the “Offering”); and

WHEREAS, Walker Digital and each person that is subscribing for shares in the Offering (each a “Buyer” and collectively the “Buyers”) are executing and delivering this Agreement in reliance upon an exemption from securities registration under the Securities Act of 1933, as amended (the “Securities Act”); and

WHEREAS, each Buyer desires to purchase that number of Shares set forth on each Buyer’s respective signature page.

WHEREAS, Walker Digital has engaged Broadband Capital Management LLC as exclusive placement agent (the “Placement Agent”) for the offering of the Shares on a “best efforts” basis.

WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Company and the Buyers are executing and delivering a Registration Rights Agreement, substantially in the form attached hereto as Exhibit B (the “Registration Rights Agreement”), pursuant to which, among other things, the Company will agree to provide certain registration rights with respect to the Shares under the Securities Act and the rules and regulations promulgated thereunder and applicable state securities laws.

NOW THEREFORE, in consideration of the foregoing and for valuable consideration, the receipt and sufficiency of which is acknowledged, the parties hereto agree as follows:

1.	Sale of Shares

(a) Subject to the terms and conditions contained herein, Walker Digital will sell to each Buyer, and each Buyer will purchase from Walker Digital, severally and not jointly, for the purchase price of $3.00 per Share, that number of Shares set forth opposite such Buyer’s name on Exhibit A hereto, provided that the aggregate number of Offered Shares issued and sold to each Buyer shall not exceed the number of Shares set forth on such Buyer’s respective signature page. The closing of the Offerings is conditioned upon committed and fully paid subscriptions or agreements to purchase of not less than $15 million in aggregate gross proceeds. Upon receipt by Walker Digital from Buyers of fully executed versions of this Agreement representing committed subscriptions or agreements to buy of at least $15 million in aggregate gross proceeds, Walker Digital will provide notice to the Buyers that the closing of the Offering will proceed (the “Closing Notice”) two business days subsequent to the Closing Notice (the “Closing Date”). Each Buyer shall send, via wire transfer of immediately available funds on or before the Closing Date, the purchase price of the Shares such Buyer has subscribed for to the escrow account identified in the Closing Notice and hereby authorizes the Placement Agent to enter into an Escrow Agreement regarding such escrow account on its behalf.

(b) In the event that the Offering does not close on or before February 14, 2014, Walker Digital will refund the respective purchase price, without interest, received by Walker Digital from each Buyer.

(c) On or prior to the Closing with respect to the Buyers listed on Exhibit A hereto, Walker Digital shall deliver or cause to be delivered to such Buyer the following (the “Walker Digital Deliverables”):

(i) this Agreement, duly executed by the Walker Digital;

(ii) adopted resolutions contained in executed unanimous written consent or consents or minutes of a meeting or meetings of the board of directors of the Company that authorizes the issuance of the Shares to Walker Digital (the “Issuance Resolutions”);

(iii) duly executed instruction letter or resolution to the Company’s transfer agent pursuant to which the Company’s transfer agent issued certificates representing the Shares or recorded as book entry the issuance of the Shares (the “Issuance Instructions”);

(iv) a secretary’s or officer’s certificate of the Company certifying that the Issuance Resolutions are a true, correct and complete copy of the instrument by which the Company’s board of directors authorized the issuance of the Shares and certifying that the Issuance Instructions are a true, correct and complete copy of the instrument by which the Company instructed its transfer agent to the Shares;

(v) a certificate of the Managing Member of Walker Digital (the “Member’s Certificate”), dated as of the Closing Date, (a) certifying the resolutions adopted by the members of Walker Digital approving the transactions contemplated by this Agreement and the other Transaction Documents and the sale of the Shares, (b) certifying the current versions of the limited liability company agreement, as amended, of Walker Digital and (c) certifying as to the signatures and authority of persons signing the Transaction Documents and related documents on behalf of Walker Digital; and

(vi) the Compliance Certificate of Walker Digital referred to in Section 7(a)(viii) hereof.

(d) On or prior to the Closing with respect to the Buyers listed on Exhibit A hereto, the Company shall deliver or cause to be delivered to such Buyer the Registration Rights Agreement, duly executed by the Company.

(e) Within three (3) Business Days following the Closing, Walker Digital shall arrange for the Company to issue, deliver or cause to be delivered to each Buyer one or more original stock certificates, free and clear of all restrictive and other legends except as provided in Section 2 hereof, evidencing the Shares purchased by such Buyer hereunder, registered in the name of such Buyer (the “Stock Certificates”).

2.	Restrictive Legends

All Stock Certificates shall have affixed thereto legends in substantially the following form, in addition to any other legends that may be required under federal or state securities laws:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES OR BLUE SKY LAWS AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE ASSIGNED EXCEPT PURSUANT TO A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES WHICH IS EFFECTIVE UNDER THE ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT RELATING TO THE DISPOSITION OF SECURITIES AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES AND BLUE SKY LAWS.

The legend set forth above shall be removed from certificates representing Shares and a certificate without such legend or any other legend shall be issued to the holder of the applicable Shares upon which it is stamped or issue to such holder by electronic delivery at the applicable balance account at The Depository Trust Company (“DTC”), if (i) such Shares are registered for resale under the Securities Act (provided that, if the Buyer is selling pursuant to the effective registration statement registering the Shares for resale (the “Registration Statement”), the Buyer agrees to only sell such Shares during such time that such registration statement is effective and not withdrawn or suspended, and only as permitted by such Registration Statement), (ii) such Shares are sold or transferred pursuant to Rule 144 (if the transferor is not an affiliate of the Company), or (iii) such Shares are eligible for sale under Rule 144, without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to such securities and without volume or manner-of-sale restrictions. Following the earlier of (i) the effective date of the Registration Statement covering the resale or (ii) Rule 144 becoming available for the resale of the Shares, without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to such securities and without volume or manner-of-sale restrictions, Walker Digital shall arrange for the Company to deliver within one (1) Business Day to its transfer agent irrevocable instructions that the transfer agent shall reissue a certificate representing the applicable Shares without legend upon receipt by the transfer agent of the legended certificates for such Shares. Any fees (with respect to the transfer agent or otherwise) associated with the removal of such legend shall be borne by Walker Digital.

3.	Investment Representations

Each Buyer represents, warrants and covenants as follows:

(a) The Buyer is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D promulgated pursuant to the Securities Act and is purchasing the applicable Shares for its own account for investment only, and not with a view to, or for sale in connection with, any distribution of such Shares in violation of the Securities Act or applicable state securities laws, or any rule or regulation thereunder.

(b) The Buyer has had such opportunity as it has deemed adequate to obtain from representatives of the Company such information as is necessary to permit it to evaluate the merits and risks of its investment in the Company, and has done so.

(c) The Buyer understands that the Company is required to file periodic reports pursuant to the Securities Exchange Act of 1934 (the “1934 Act”), as amended. The Buyer acknowledges that he, she or it has had such opportunity to obtain such periodic reports, and is familiar with the information contained in such reports, including without limitation the risk factors contained therein, and that each report speaks only as of its respective date. The Buyer understands and acknowledges that no person has been authorized to give any information or make any representations in connection with the Offerings other than the information contained in such reports (the “Offering Documents”) and the representations of Walker Digital contained in Section 4 of this Agreement. The Buyer understands and acknowledges that, if given or made, other information or representations must not be relied on as having been made by or on behalf of Walker Digital, and the Buyer represents and warrants that the Buyer’s decision to purchase Shares was not based on any information or representations other than as described in the immediately preceding sentence.

(d) The Buyer has sufficient experience in business, financial and investment matters and, in particular, investments in businesses similar to the Company, to be able to evaluate the risks involved in the purchase of the Shares and to make an informed investment decision with respect to such purchase.

(e) The Buyer can afford a complete loss of the value of the Shares and is able to bear the economic risk of holding such Shares for an indefinite period.

(f) The Buyer understands that: (i) the Shares have not been registered under the Securities Act and are “restricted securities” within the meaning of Rule 144 under the Securities Act; (ii) the Shares cannot be sold, transferred or otherwise disposed of unless they are subsequently registered under the Securities Act or an exemption from registration is then available; (iii) in any event, the exemption from registration under Rule 144 will not be available until at least twelve months has elapsed from the date on which the information that is required by Form 10 to register shares of the Company’s Common Stock under the 1934 Act is filed with the SEC and even then will not be available unless a public market then exists for the Shares, adequate information concerning the Company is then available to the public, and other terms and conditions of Rule 144 are complied with; and (iv) there is now no registration statement on file with the SEC with respect to the Shares and there is no assurance that any registration statement that may be filed with respect to the resale of the Shares will be declared effective when expected, or at all, or will remain effective for a sufficient time to enable the Buyer to sell any or all of its Shares.

(g) The Buyer has consulted the Buyer’s own accountants, legal counsel and investment tax or other advisors as the Buyer deemed necessary in connection with the purchase of the Shares and has relied solely on the advice of such professionals and not on any information or statements from Walker Digital or the Placement Agent.

(h) The Buyer understands that neither the SEC nor any state securities commission or other governmental agency has reviewed or passed upon or made any recommendation or endorsement of the Shares or any investment therein.

(i) The Buyer did not engage in any general solicitation or advertisement in connection with the Offerings and is not purchasing the Shares based on any materials or communications as part of a general solicitation or advertisement in connection with the Offerings.

(j) The Buyer is not an “underwriter” as such term is defined in Section 2(a)(11) of the Securities Act.

(k) The Buyer acknowledges that the Placement Agent is acting as placement agent on a “best efforts” basis for the Shares being offered hereby and will be compensated by Walker Digital for acting in such capacity. The Buyer represents that (i) such Buyer was contacted regarding the sale of the Shares by the Placement Agent, Walker Digital or the Company (or an authorized agent or representative thereof), and (ii) no Shares were offered or sold to it by means of any form of general solicitation or general advertising as such terms are used in Regulation D of the Securities Act. Other than to other persons party to this Agreement, such Buyer has maintained the confidentiality of all disclosure made to it in connection with this transaction (including the existence and terms of this Agreement). Such Buyer represents that it is making this investment based on the results of its own due diligence investigation of the Company, and has not relied on any information or advice furnished by or on behalf of the Placement Agent or Walker Digital in connection with the transactions contemplated hereby. Such Buyer acknowledges that the Placement Agent has not made, and will not make, any representations and warranties with respect to the Company or the transactions contemplated hereby, and such Buyer will not rely on any statements made by the Placement Agent or Walker Digital, orally or in writing, to the contrary.

In addition, each Buyer that is a Canadian resident agrees as follows:

(l) By completing the “Accredited Investor Certificate” enclosed on Schedule I, the Buyer is representing and warranting that the Buyer satisfies one of the categories of registration and prospectus exemptions provided in National Instrument 45-106 – Prospectus and Registration Exemptions (“NI 45-106”) adopted by the Canadian Securities Administrators.

(m) The Buyer acknowledges and consents to the fact that Walker Digital is collecting the Buyer’s personal information for the purpose of fulfilling this Agreement and completing the Offering. The Buyer’s personal information (and, if applicable, the personal information of those on whose behalf the Buyer is contracting hereunder) may be disclosed by Walker Digital to (a) stock exchanges or securities regulatory authorities, (b) the Company’s registrar and transfer agent, (c) Canadian tax authorities, (d) authorities pursuant to the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and (e) any of the other parties involved in the Offering, including legal counsel, and may be included in record books in connection with the Offering. By executing this Agreement, the Buyer is deemed to be consenting to the foregoing collection, use and disclosure of the Buyer’s personal information (and, if applicable, the personal information of those on whose behalf the Buyer is contracting hereunder) for the foregoing purposes and to the retention of such personal information for as long as permitted or required by law or business practice. Notwithstanding that the Buyer may be purchasing Shares as agent on behalf of an undisclosed principal, the Buyer agrees to provide, on request, particulars as to the nature and identity of such undisclosed principal, and any interest that such undisclosed principal has in the Company, all as may be required by Walker Digital in order to comply with the foregoing.

(n) Furthermore, the Buyer is hereby notified that: (i) Walker Digital may deliver to any securities commission having jurisdiction over the Company, Walker Digital, the Buyer or this subscription, certain personal information pertaining to the Buyer, including such Buyer’s full name, residential address and telephone number, the number of shares or other securities of the Company owned by the Buyer, the number of Shares purchased by the Buyer and the total purchase price paid for such Shares, the prospectus exemption relied on by Walker Digital and the date of distribution of the Shares, (ii) such information is being collected indirectly by such commissions under the authority granted to them in securities legislation, (c) such information is being collected for the purposes of the administration and enforcement of the securities laws, and (d) the Buyer may contact the following public official in Ontario with respect to questions about the Ontario Securities Commission’s indirect collection of such information at the following address and telephone number: Administrative Assistant to the Director of Corporate Finance Ontario Securities Commission Suite 1903, Box 55 20 Queen Street West Toronto, ON M5H 3S8 Telephone: (416) 593-8086.

4.	Walker Digital Representations

(a) Walker Digital hereby represents and warrants as of the date hereof and the Closing Date (except for the representations and warranties that speak as of a specific date, which shall be made as of such date), to each of the Buyers as follows:

(i) Organization, Qualification and Corporate Power. Walker Digital is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Walker Digital is duly qualified to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing would not have a material adverse effect on Walker Digital’s business. Walker Digital has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

(ii) Authorization of Transaction. Walker Digital has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by Walker Digital of this Agreement and the consummation by Walker Digital of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Walker Digital. This Agreement has been duly and validly executed and delivered by Walker Digital and, when duly and validly executed and delivered by each other party hereto, will constitute a valid and binding obligation of Walker Digital, enforceable against it in accordance with its terms.

(iii) Noncontravention. Subject to compliance with the applicable requirements of the Securities Act, the 1934 Act and any applicable state securities laws, neither the execution and delivery by Walker Digital of this Agreement, nor the consummation by Walker Digital of the transactions contemplated hereby will (i) conflict with or violate any provision of the limited liability company agreement of Walker Digital, (ii) require on the part of Walker Digital any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (iii) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which Walker Digital is a party or by which it is bound or to which any of its assets are subject, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Walker Digital or any of its properties or assets.

(iv) Title to Shares. Walker Digital is the sole legal and beneficial owner of and has good and valid title to the shares to be sold by it hereunder, and, upon delivery to the Buyers of the Shares to be sold hereunder, against payment made pursuant to this Agreement, good and valid title to such Shares, free and clear of any lien, pledge, charge, security interest, mortgage, or other encumbrance or adverse claim, will pass to the Buyer.

5.	Conditions Precedent to Closing

(a) Conditions Precedent to the Obligations of the Buyers to Purchase Shares at the Closing. The obligation of each Buyer listed on Exhibit A hereto to acquire Shares at the Closing is subject to the fulfillment to such Buyer’s satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by such Buyer (as to itself only):

(i) Representations and Warranties. The representations and warranties of Walker Digital contained herein shall be true and correct in all material respects (except for those representations and warranties which are qualified as to materiality, in which case such representations and warranties shall be true and correct in all respects) as of the date when made and as of the Closing Date, as though made on and as of such date, except for such representations and warranties that speak as of a specific date.

(ii) Performance. Walker Digital shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by it at or prior to the Closing.

(iii) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents.

(iv) Absence of Litigation. No proceeding challenging this Agreement or the transactions contemplated hereby, or seeking to prohibit, alter, prevent or materially delay the Closing, shall have been instituted or be pending before any court, arbitrator, governmental body, agency or official.

(v) Consents. Walker Digital shall have obtained in a timely fashion any and all consents, permits, approvals, registrations and waivers necessary for consummation of the purchase and sale of the Shares at the Closing, all of which shall be and remain so long as necessary in full force and effect.

(vi) No Suspensions of Trading in Common Stock. The trading of the Common Stock shall not have been suspended, as of the Closing Date, by the SEC. As of the Closing Date, the Common Stock shall be quoted for trading on the OTC Bulletin Board.

(vii) Walker Digital Deliverables. Walker Digital shall have delivered the Walker Digital Deliverables in accordance with Section 1(c).

(viii) Compliance Certificate. Walker Digital shall each have delivered to each Buyer a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or its Managing Member, as the case may be, dated as of the Closing Date, certifying to the fulfillment of the conditions specified in Sections 7(a) hereof.

(b) Conditions Precedent to the Obligations of Walker Digital to sell Shares at the Closing. Walker Digital’s obligation to sell and issue the Shares to each Buyer listed on Exhibit A hereto at the Closing is subject to the fulfillment to the satisfaction of Walker Digital on or prior to the Closing Date of the following conditions, any of which may be waived by Walker Digital:

(i) Representations and Warranties. The representations and warranties made by such Buyer in Section 3 hereof shall be true and correct in all material respects as of the date when made, and as of the Closing Date as though made on and as of such date, except for representations and warranties that speak as of a specific date.

(ii) Performance. Such Buyer shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by such Buyer at or prior to the Closing Date.

(iii) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents.

6.	Miscellaneous

(a) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(b) Waiver. Any provision for the benefit of Walker Digital contained in this Agreement may be waived, either generally or in any particular instance, by the Managing Member of Walker Digital, as evidenced by a signed certificate of the Managing Member of Walker Digital.

(c) Binding Effect. This Agreement shall be binding upon and inure to the benefit of Walker Digital and each Buyer and their respective heirs, executors, administrators, legal representatives, successors and assigns.

(d) Notice. All notices required or permitted hereunder shall be in writing and deemed effectively given upon personal delivery or five days after deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party hereto at the address shown beneath his or its respective signature to this Agreement, or at such other address or addresses as either party shall designate to the other in accordance with this Section 6(d).

(e) Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(f) Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the Shares, and supersedes all prior agreements and understandings, relating to the subject matter of this Agreement.

(g) Amendment. This Agreement may be amended or modified only by a written instrument executed by Walker Digital and by those Buyers who, in the aggregate, hold not less than 75% of the Shares sold in connection with these Offerings.

(h) Disclosure of Transactions and Other Material Information. Prior to 9AM EST on the Trading Day immediately following the execution of this Agreement, Walker Digital shall issue a press release (the “Press Release”) disclosing all material terms of the transactions contemplated hereby. On or before the fourth business day following the date hereof, Walker Digital shall arrange for the Company to file a Current Report on Form 8-K describing the terms of the Offerings in the form required by the 1934 Act, and attaching the required documents as exhibits to such filing. From and after the issuance of the Press Release, the Company shall have disclosed all material, non-public information (if any) delivered to any of the Buyers by the Company or any of its officers, directors, employees or agents in connection with the transactions contemplated by the this Agreement. Subject to the foregoing, neither Walker Digital, its affiliates nor any Buyer shall issue any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, Walker Digital shall be entitled, without the prior approval of any Buyer, to make any press release or other public disclosure with respect to such transactions (i) contemporaneously therewith and (ii) as is required by applicable law and regulations (provided that each Buyer shall be consulted by Walker Digital in connection with any such press release or other public disclosure prior to its release). Without the prior written consent of the applicable Buyer, Walker Digital shall not and shall cause its affiliates not to disclose the name of such Buyer in any filing, announcement, release or otherwise, except as may be required by applicable law and regulations.

(i) Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be enforced, governed and construed in all respects in accordance with the internal substantive laws of the State of New York (without reference to principles of conflicts or choice of law that would cause the application of the internal laws of any other jurisdiction). Each Party hereby irrevocably submits and consents to the jurisdiction of the state and federal courts located in New York, New York with respect to any dispute, controversy, legal action or other proceeding that arises from or concerns this Agreement or the purchase of the Shares and acknowledges that he, she or it will accept service of process by registered or certified mail or the equivalent directed to his, her or its address set forth herein or by whatever other means are permitted by such courts. Each party hereby acknowledges that said courts have jurisdiction over any such dispute, controversy, legal action or other proceeding and that he, she or its hereby waives any objection to personal jurisdiction or venue in these courts or that such courts are an inconvenient forum.

(j) Termination. This Agreement may be terminated and the sale and purchase of the Shares abandoned at any time prior to the Closing by either Walker Digital or any Buyer listed on Exhibit A hereto (with respect to itself only), upon written notice to the other, if the Closing has not been consummated on or prior to 5:00 p.m., New York City time, on February 14, 2014; provided, however, that the right to terminate this Agreement under this Section 8(j) shall not be available to any party whose failure to comply with its obligations under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such time. Nothing in this Section 8(j) shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or the Registration Rights Agreement or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement or the Registration Rights Agreement. In the event of a termination pursuant to this 8(j), Walker Digital shall promptly notify all non-terminating Buyers. Upon a termination in accordance with this Section 8(j), Walker Digital and the terminating Buyer(s) shall not have any further obligation or liability (including arising from such termination) to the other, and no Buyer will have any liability to any other Buyer under this Agreement as a result therefrom.

(k) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and constitute the same instrument.

[the following pages are the signature pages]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

WALKER DIGITAL, LLC

By:	/s/ Jay Walker
Its:	Authorized Signatory

ENTITY BUYERS:

Name of Buyer

By:
Name:
Title:
EIN:
Address:
Maximum Number of Shares:

INDIVIDUAL BUYERS:

Name:
Title:
Address:
SSN:

Maximum Number of Shares: